Exhibit 99.1

Chrysler Group LLC Reports August 2012 U.S. Sales Increased 14 Percent; Best August Sales in Five Years

•	Best August sales since 2007

•	29th-consecutive month of year-over-year sales gains

•	Chrysler, Jeep®, Dodge, Ram Truck, and FIAT brands each post sales increases in August compared with same month a year ago

•	FIAT brand sets all-time sales record with 34 percent increase

•	FIAT brand introduces the new 2013 Fiat 500 Turbo, the fourth model in U.S. product lineup

•	Chrysler brand sales up 25 percent; best August sales since 2007

•	Chrysler 300 flagship sedan records 65 percent increase; best August sales since 2007

•	Chrysler 200 mid-size sedan sets sales record for month of August

•	Chrysler Town & Country posts 30 percent sales increase; best August since 2006

•	Ram Truck brand sales up 18 percent compared with same month last year

•	Ram pickup truck sales up 19 percent in August as Light Duty, Heavy Duty and Chassis Cab models post sales gains

•	Best Ram pickup truck August sales since 2007

•	Dodge brand sales up 13 percent; best August sales since 2005

•	Sales of the all-new 2013 Dodge Dart up 294 percent compared with previous month as production ramp up continues in the Belvidere, Ill. assembly plant

•	Dodge Journey full-size crossover sets an all-time sales record

•	Dodge Avenger mid-size sedan and Dodge Challenger muscle car set sales records for month of August

•	Dodge Grand Caravan sales up 35 percent; best August sales since 2005

•	Jeep brand sales increase 5 percent in August; best August since 2003

•	Jeep Wrangler sets sales record for month of August

•	Jeep Grand Cherokee sale up 13 percent compared with same month a year ago; best August sales since 2006

•	Chrysler Group’s revamped product lineup and extensive quality investments make it the most improved automaker in Strategic Vision’s 2012 Total Quality Index study

•	Dodge Charger, Jeep Grand Cherokee and Fiat 500 win Strategic Vision 2012 Total Quality Awards

•	Jeep Grand Cherokee, Dodge Charger and Dodge Challenger win AutoPacific’s 2012 Ideal Vehicle Awards based on owners’ ratings of their 2012 cars and trucks

Auburn Hills, Mich., Sept. 4, 2012 – Chrysler Group LLC today reported U.S. sales of 148,472 units, a 14 percent increase compared with sales in August 2011 (130,120 units), and the group’s best August sales since 2007.

The Chrysler, Jeep®, Dodge, Ram Truck, and FIAT brands each recorded year-over-year sales gains in August compared with the same month a year ago. The FIAT brand’s 34 percent increase was the largest sales gain of any Chrysler Group brand for the month. August marked Chrysler Group’s 29th-consecutive month of year-over-year sales gains.

The Dodge brand produced three record-setting models while registering the largest sales volume of any Chrysler Group brand in August. The Dodge Journey full-size crossover, the most versatile and affordable crossover in America, set an all-time sales record while the sporty Dodge Avenger mid-size sedan and Dodge Challenger muscle car each set a sales record for the month of August.

The FIAT, Chrysler and Jeep brands also produced record-setting models in August. The Fiat 500 set an all-time sales record with its 34 percent sales gain while the Chrysler 200 mid-size sedan and the Jeep Wrangler established sales records for the month of August.

“Our Iron Man streak continued last month as we posted our 29th-consecutive month of year-over-year sales growth,” said Reid Bigland, President and CEO – Dodge Brand and Head of U.S. Sales. “Our hard work over the past few years is starting to pay some dividends in our sales growth, quality awards and profitability. Not to mention, an incredibly resilient U.S. new vehicle sales industry doesn’t hurt either.”

Chrysler Group’s 14 percent increase in August was driven in part by sales of the all-new Dodge Dart compact sedan (3,045 units). Dart sales were up 294 percent in August compared with the previous month of July, as the Belvidere, Ill. assembly plant continues to ramp up Dart production.

The Chrysler 300 flagship sedan, with its substantial 65 percent increase, contributed to Chrysler Group’s August increase, as did the Chrysler Town & Country and Dodge Grand Caravan minivans, each posting double-digit percentage gains for the month. The Jeep Grand Cherokee, with a 13 percent hike, had its best August in six years while the Ram pickup truck extended its lengthy streak of consecutive year-over-year sales gains with a 19 percent increase in August.

Chrysler Group finished the month with a 66-days supply of inventory (362,407 units). U.S. industry sales figures for August are projected at an estimated 14.6 million units Seasonally Adjusted Annual Rate (SAAR).

August 2012 U.S. Sales Highlights by Brand

FIAT Brand

FIAT brand sales, up 34 percent compared with the same month a year ago, were an all-time sales record in August. Sales of the Fiat 500 Cabrio were up 37 percent versus the same month last year, while the Fiat 500 Abarth, the ultimate high-performance small car, recorded a 22 percent increase compared with sales during the previous month of July. The Fiat 500 was one of three Chrysler Group models to rank highest in their segment in Strategic Vision’s 2012 Total Quality Index in August. The Fiat 500 was ranked first in the Small Car segment.

The FIAT Brand introduced the new 2013 Fiat 500 Turbo in August, the fourth model in the expanding FIAT brand product lineup and one of the most affordable turbo-charged vehicles in America. The Fiat 500 Turbo features a 135-horsepower 1.4-liter MultiAir® Turbo engine, sport-tuned suspension, track-proven brakes, dynamic exterior design and sport-styled interior. The new Fiat 500 Turbo answers the call for enthusiasts who are drawn to the Italian style of the Fiat 500 but want more power and performance for their daily drive.

Chrysler Brand

Chrysler brand sales were up 25 percent, the brand’s best August sales in five years and its 14th-consecutive month of year-over-year sales gains. Sales of the Chrysler 300 flagship sedan were up 65 percent, the full-size sedan’s best August sales in five years. The Chrysler 200 mid-size sedan contributed to the brand’s sales gain by setting a sales record for the month of August. The Chrysler Town & Country minivan, which offers families versatility, luxury, and convenience at a value, logged a double-digit sales increase, its best August sales in six years and second best sales month this year.

Ram Truck Brand

The Ram pickup truck extended its streak of year-over-year sales gains to 28-consecutive months in August. Sales of the Ram pickup truck, Chrysler Group’s volume leader, were up 19 percent in August compared with the same month a year ago. It was the pickup truck’s best August sales performance since 2007. Of the Ram 1500 sales, the regular cab pickups posted the largest percentage sales increase in August, while the crew cab trucks led in volume. The Ram Light Duty, Heavy Duty and Chassis Cab pickup trucks posted year-over-year sales increases in August. The Ram Cargo Van posted a 53 percent sales increase compared with the previous month of July.

The Ram Truck brand, which recorded its best August sales in four years, introduced its new 2013 Ram 1500 to the automotive media in August underscoring the model’s best-in-class fuel economy, state-of-the-art technology, and class-exclusive features. Production of the Ram begins this month and is expected to arrive in dealer showrooms in October.

Dodge Brand

Dodge brand sales increased 13 percent, the brand’s best August sales since 2005 and its second best sales month this year. Dodge brand sales of 47,348 units represented the largest sales volume of any Chrysler Group brand in August. Sales of the all-new Dodge Dart compact sedan soared 294 percent in its third month of sales. As Dart production continues to ramp up in the Belvidere, Ill. assembly plant, a full, multifaceted marketing campaign will launch this month, following the 90-second “How to Change Cars Forever” commercial that debuted in July.

As sales of the new Dart heat up, three Dodge models set sales records in August. The Dodge Journey, the most versatile and affordable crossover in America, set an all-time sales record with its hefty 58 percent increase in August. The sporty Dodge Avenger mid-size sedan and Dodge Challenger muscle car each set sales records for month of August. Not to be outdone by the passenger cars, the Dodge Grand Caravan had its best August in seven years. In fact, the Grand Caravan and Chrysler Town & Country minivans each logged double-digit sales increases in August.

The Dodge Charger took home a Strategic Vision 2012 Total Quality Award in the Large Car segment, complementing its 30 percent sales increase in August, while the Dodge brand was cited as the most improved brand in the industry.

Jeep® Brand

Jeep brand sales were up 5 percent, the brand’s best August sales in nine years and its 28th-consecutive month of year-over-year sales gains. The Jeep Wrangler, the brand’s volume leader in August, set a new sales record for the month of August. Sales of the Jeep Grand Cherokee, the most awarded SUV ever, were up 13 percent, its best August sales in six years. Sales of the Jeep Liberty were up 15 percent in August compared with the same month last year. It was the Liberty’s best August since 2006.

The Grand Cherokee won a Total Quality Award in the Medium SUV segment from Strategic Vision in August. Strategic Vision’s Total Quality Index reflects all aspects of buying, owning and driving a vehicle as a holistic measure, and encompasses positive and negative experiences including reliability, driving excitement, emotional attachment and overall sales and service satisfaction.

Chrysler Group LLC U.S. Sales Summary Thru August 2012

	Month Sales		Vol % Change	Sales CYTD		Vol % Change
Model	Curr Yr	Pr Yr		Curr Yr	Pr Yr
500	4,150	3,106	34%	28,566	11,088	158%
FIAT BRAND	4,150	3,106	34%	28,566	11,088	158%

200	11,997	10,861	10%	90,386	49,841	81%
Sebring	0	0		0	2,380	-100%
300	4,668	2,835	65%	48,868	18,931	158%
PT Cruiser	0	0		0	1,328	-100%
Town & Country	11,405	8,801	30%	77,362	61,512	26%
CHRYSLER BRAND	28,070	22,497	25%	216,616	133,992	62%

Compass	3,756	4,400	-15%	28,368	29,591	-4%
Patriot	5,056	5,090	-1%	43,633	38,841	12%
Wrangler	13,293	12,949	3%	96,380	80,540	20%
Liberty	7,886	6,853	15%	58,028	43,962	32%
Grand Cherokee	12,848	11,320	13%	99,536	75,189	32%
Commander	0	1		0	105	-100%
JEEP BRAND	42,839	40,613	5%	325,945	268,228	22%

Caliber	332	3,228	-90%	9,834	28,038	-65%
Dart	3,045	0	New	4,019	0	New
Avenger	7,973	6,319	26%	66,023	40,418	63%
Charger	5,419	4,174	30%	57,622	47,359	22%
Challenger	3,311	3,160	5%	30,393	26,830	13%
Viper	0	10	-100%	20	138	-86%
Journey	7,922	5,019	58%	51,724	36,304	42%
Caravan	16,428	12,172	35%	94,639	75,627	25%
Nitro	34	2,514	-99%	3,216	16,498	-81%
Durango	2,884	5,222	-45%	27,066	34,157	-21%
DODGE BRAND	47,348	41,818	13%	344,556	305,369	13%

Dakota	2	843	-100%	480	9,949	-95%
Ram P/U	25,215	21,242	19%	187,620	153,451	22%
Cargo Van	848	1	New	4,846	1	New
RAM BRAND	26,065	22,086	18%	192,946	163,401	18%

TOTAL CHRYSLER GROUP LLC	148,472	130,120	14%	1,108,629	882,078	26%

TOTAL CAR	40,895	33,693	21%	335,731	225,023	49%
TOTAL TRUCK	107,577	96,427	12%	772,898	657,055	18%